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                                                                      Exhibit 21

List of Subsidiaries

Subsidiary                            Incorporation

eBT UK Ltd.                           United Kingdom
Henderson Software, Inc.              Colorado
Electronic Book                       Massachusetts
Technologies Mass, Inc.
Inso Florida Corporation              New York
Inso (Overseas) Corporation           Delaware
eBusiness Technologies-               Delaware
USA, Inc.
Inso France SARL                      France
Inso Foreign Sales                    Barbados
Corporation
Inso Australia Pty Ltd.               Australia
Electronic Book                       Switzerland
Technologies SA
Inso Securities Corporation           Massachusetts
Inso Dallas Corporation               Delaware